                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 1997 (except for Note 13, as to which the date is February 19, 1997). In Amendment No. 2 to the Registration Statement (Form S-1 No. 333-22043) and related Prospectus of BCP/Essex Holdings Inc. for the registration of 8,625,000 shares of its common stock.



    We have audited the consolidated financial statements of BCP/Essex Holdings Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and have issued our report thereon dated January 28, 1997 (except Note 13, as to which the date is February 19, 1997). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP


Indianapolis, Indiana
April 9, 1997